CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Trust II of our report dated September 28, 2021, relating to the financial statements and financial highlights, which appears in the Nuveen Dividend Growth Fund’s (formerly known as, Nuveen Santa Barbara Dividend Growth Fund) Annual Report on Form N-CSR for the year ended July 31, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 24, 2021